                                 EXHIBIT 10.38


                                   AGREEMENT
                                   ---------



     THIS AGREEMENT is made effective as of September 13, 1993 and is made by and among SHOWBOAT, INC. ("Showboat"), SHOWBOAT INDIANA, INC. ("SII"), SHOWBOAT OPERATING COMPANY ("Operating Company"), SHOWBOAT DEVELOPMENT COMPANY ("Development Company"), SHOWBOAT INDIANA INVESTMENT LIMITED PARTNERSHIP ("Subsidiary") and WATERFRONT ENTERTAINMENT AND DEVELOPMENT, INC.
("Waterfront").


                                    RECITALS
                                    --------

     A. SII and Waterfront have entered into a letter agreement dated September 13, 1993 ("Letter Agreement") in which the parties agreed to form Showboat Marina Partnership ("Partnership"), to be an Indiana general partnership, for the acquisition, design, construction, ownership and operation of an excursion cruise vessel casino development in the City of East Chicago, Indiana to be operated on Lake Michigan ("Project").

     B. SII is a newly-formed, wholly-owned subsidiary of Development Company, which is a wholly-owned subsidiary of Showboat.

     C.   Operating Company is a wholly-owned subsidiary of Showboat.

     D. Subsidiary is a newly-formed Nevada limited partnership, the partners of which are SII, as the sole general partner, and Operating Company, as the sole limited partner (Showboat, Operating Company, Development Company and SII will be collectively referred to as "Parents").

     E.   SII has assigned its rights under the Letter Agreement to Subsidiary.

     F. In order to induce Waterfront to enter into the Partnership Agreement for Showboat Marina Partnership, Waterfront desires to enter into certain agreements with Parents with respect to the Partnership, the financial obligations of Subsidiary and certain related matters.

     NOW, THEREFORE, in consideration of the foregoing and of their mutual promises and to induce Waterfront to enter into the agreement with Subsidiary forming the Partnership ("Partnership Agreement"), the parties hereby agree as follows:

     1.  Competition.  Waterfront acknowledges and agrees that Parents,
         -----------
Subsidiary and their Affiliates (collectively, "Showboat Parties") are pursuing gaming opportunities throughout the United States and other jurisdictions and may be pursuing gaming opportunities in Cook County, Illinois. Waterfront acknowledges and agrees that Showboat Parties may pursue such opportunities, including opportunities in Cook County, Illinois. Showboat Parties shall not engage in other gaming activities in Indiana. Waterfront shall not engage in other gaming activities in Indiana. If Subsidiary, Parents or Waterfront or any of their Affiliates commence gaming operations in Cook County, Illinois, either directly, indirectly as an owner of an equity interest in another entity or indirectly pursuant to a management, consulting or services agreement, the other party (which shall be Waterfront in the case any of the Showboat Parties commences such operations and shall be Subsidiary in the case Waterfront commences such activities) may purchase fifteen percent (15%) of the first party's or its Affiliates' interest in such venture or agreement at the first party's or its Affiliates' purchase price at any time within one year of the opening of such operation(s). In the event that Showboat Parties or Waterfront or their Affiliates enter into a gaming operation in Cook County, Illinois in any of the manners described above, such Person shall covenant that key customers of the Project shall not be solicited by such Person to become customers of the gaming venture in Cook County nor may such Person assign management talent from the Project to the Cook County gaming venture without the consent of the other party to this Agreement whose interest may be impaired, which consent shall not be unreasonably withheld or delayed.

     2.   Marketing Efforts.  Parents, Subsidiary and Waterfront acknowledge and
          -----------------
agree that the Showboat Parties operate other casinos and may in the future operate additional casinos in different areas of the world, including, without limitation, casinos in the State of Illinois and that marketing efforts may cross over in the same market and with respect to the same potential customer base. Subsidiary, in the course of its management of the Project, may refer customers of the Project and other parties to other facilities operated by Parents or other Affiliates of Subsidiary and Parents to utilize gaming, entertainment and other amenities, without payment of any fees to the Partnership or any of its partners. Waterfront acknowledges and agrees that Subsidiary or its Affiliates may distribute promotional materials for Subsidiary, Parents or their Affiliates and facilities, including casinos, at the Project. However, if such facility to which a customer of the Project would be referred or which is promoted is within a county identified below, the consent of Waterfront shall be required, which consent may be withheld in Waterfront's sole discretion.

           Michigan Counties                 Illinois Counties
         ---------------------             ---------------------
           Berrien                           Cook
           Van Buren                         DuPage
           Allegan                           Grundy
           Cass                              Lake
           St. Joseph                        Will
           Branch                            Kendall
                                             Kankakee


     3.   Obligations of Subsidiary.  Under the terms of the Partnership
          -------------------------
Agreement, Subsidiary has several financial obligations, including, but not limited to, the obligation to make capital contributions and/or loans pursuant to the terms thereof. Parents shall contribute or loan to Subsidiary sufficient funds and shall otherwise take all actions necessary to enable Subsidiary to discharge all of its mandatory obligations under the Partnership Agreement.

     4.   Remedies.  In the event of a material breach by any of the parties to
          --------
this Agreement, the non-breaching party shall be entitled to all remedies at law or in equity and shall be entitled to recover reasonable attorneys' fees if so awarded by a court of competent jurisdiction.

     5.   Notices.  Notices shall be given in the manner provided in the
          -------
Partnership Agreement, shall be deemed effective as set forth therein and shall be addressed to Waterfront and the Showboat Parties as set forth therein at the addresses for Waterfront and Subsidiary.

     6.   Multiple Counterparts.  This Agreement may be executed in multiple
          ---------------------
counterparts, each of which shall be deemed an original.

     7.   Definitions.  Capitalized terms used, but not defined, herein shall
          -----------
have the meanings assigned to them in the Partnership Agreement and shall be applicable to Waterfront, Subsidiary, Operating Company, Development Company, SII, and Showboat, even though SII, Operating Company, Development Company and Showboat are not parties signatory to the Partnership Agreement.

     8.   Term.  The term of this Agreement shall extend from the Effective Date
          ----
and extend until the later of the fifth (5th) anniversary of the Effective Date of this Agreement or the date of termination of the Partnership Agreement, except that this Agreement shall terminate immediately if the Partnership Agreement terminates as the result of a default under the Partnership Agreement by Waterfront or if a buyout of Waterfront's interest in the Partnership occurs pursuant to the provisions of Section 2.9 of the Partnership Agreement.

     9.   Limitations.  Showboat shall not sell, assign, pledge, hypothecate,
          -----------
encumber or otherwise transfer or dispose of all or any part of its interest in Development Company during the term of the Partnership Agreement. Neither Showboat nor Development Company shall sell, assign, pledge, hypothecate, encumber or otherwise transfer or dispose of all or any part of their interest in SII or Operating Company during the term of the Partnership Agreement. Neither Operating Company nor SII shall cause or allow their interest in Subsidiary or Subsidiary's Interest in the Partnership to be sold, assigned, pledged, encumbered, hypothecated, or otherwise transferred or disposed of in whole or in part without the written consent of Waterfront, except in accordance with the terms of the Partnership Agreement. Neither SII, Operating Company, Development Company nor Showboat shall cause or allow any of the assets of SII or Subsidiary to be assigned, pledged, hypothecated, or encumbered for any reason other than as collateral for the Development Financing or other financing in furtherance of the Project in accordance with the terms of the Partnership Agreement. Neither SII, Operating Company, Development Company nor Showboat shall cause or allow Subsidiary to sell, assign, transfer, or otherwise dispose of any of its assets except for reasonably equivalent value and only in furtherance of the Project in accordance with the terms of the Partnership Agreement provided that the foregoing shall not prohibit Subsidiary from using cash distributions from the Partnership to pay dividends or to repay loans to Parents or others to the extent such cash is or will not be required to fund Subsidiary's obligations under the Partnership Agreement. Neither SII, Operating Company, Development Company nor Showboat shall cause or allow Subsidiary to engage in any business or activities other than the Partnership. Showboat, Operating Company and Development Company, shall not allow SII to engage in any business or activities other than the partnership of the Partnership. If Showboat Parties present a proposal for Development Financing to Waterfront that combines the financing for the Project with another project of Showboat's, Waterfront cannot unreasonably withhold its consent to the pledge or encumbrance of the assets of the Partnership for such combined financing if such combined financing:

               (i) provides to the Project sufficient funds on a timely basis to satisfy the cash needs established in the Capital Budget;

              (ii) has materially more favorable terms than financing that could be obtained for the Project without such combination; and

             (iii) would not materially impair the financial success of the Project when the Projections for the Project and the projections for the combined project are viewed together in the light of the financial burdens imposed by such financing and reasonably compared to the Projections for the Project alone.

     10.  Board Approval.  The parties acknowledge and agree that their
          --------------
respective Boards of Directors have approved the terms of this Agreement and, as appropriate, the Partnership Agreement.

     11.  Incorporation by Reference.  All of the recitals are incorporated by
          --------------------------
reference as representations of the Showboat Parties or Waterfront, as the case may be.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written.

                         SHOWBOAT, INC.



                         By:  /s/ J.K. Houssels
                            --------------------------------
                            J.K. Houssels, President


                         SHOWBOAT INDIANA, INC.



                         By:  /s/ J. Kell Houssels, III
                            --------------------------------
                            J. Kell Houssels, III, President


                         SHOWBOAT OPERATING COMPANY



                         By:  /s/ Frank A. Modica
                            --------------------------------
                            Frank A. Modica, President


                         SHOWBOAT DEVELOPMENT COMPANY



                         By:  /s/ J. Kell Houssels, III
                            --------------------------------
                            J. Kell Houssels, III, President

                         SHOWBOAT INDIANA INVESTMENT LIMITED PARTNERSHIP

                         By: Showboat Indiana, Inc.
                             its General Partner



                         By:  /s/ J. Kell Houssels, III
                            --------------------------------
                            J. Kell Houssels, III, President


                         WATERFRONT ENTERTAINMENT AND DEVELOPMENT, INC.



                         By:  /s/ Michael A. Pannos
                            --------------------------------
                            Michael A. Pannos, President

                                 EXHIBIT 10.38



                                SHOWBOAT MARINA


                             PARTNERSHIP AGREEMENT

               SHOWBOAT MARINA PARTNERSHIP AGREEMENT

                         TABLE OF CONTENTS

                                                              Page
                                                              ----

1.   DEFINITIONS..............................................  1

     1.1.   Affiliate.........................................  1
     1.2.   Agreement.........................................  2
     1.3.   Budget............................................  2
     1.4.   Capital Account...................................  2
     1.5.   Capital Budget....................................  2
     1.6.   Capital Contribution..............................  2
     1.7.   Carrying Value....................................  2
     1.8.   Casino Facilities.................................  3
     1.9.   Code..............................................  3
     1.10.  Commission........................................  3
     1.11.  Comparable Companies..............................  3
     1.12.  Development Expenses..............................  3
     1.13.  Distributable Cash................................  4
     1.14.  Effective Date....................................  4
     1.15.  Ground............................................  4
     1.16.  Indiana Uniform Partnership Act...................  4
     1.17.  Interest..........................................  4
     1.18.  Losses............................................  4
     1.19.  Managing Partner..................................  5
     1.20.  Minimum Gain......................................  5
     1.21.  Nonrecourse Deductions............................  5
     1.22.  Opening...........................................  5
     1.23.  Operating Budget..................................  5
     1.24.  Partners..........................................  5
     1.25.  Partnership.......................................  5
     1.26.  Partnership's Auditor.............................  5
     1.27.  Percentage Interest...............................  5
     1.28.  Person............................................  5
     1.29.  Project...........................................  5
     1.30.  Regulations.......................................  5
     1.31.  Vessel............................................  6

2.   FORMATION OF PARTNERSHIP; NAME; APPLICABLE LAW; ETC......  6

     2.1.   Formation of Partnership..........................  6
     2.2.   Applicable Law....................................  6
     2.3.   The Scope of Partner's Authority..................  6
     2.4.   Business Purposes.................................  6
     2.5.   Term of Partnership...............................  6
     2.6.   Principal Place of Business.......................  6
     2.7.   Property of the Partnership.......................  7

     2.8.   Certificate.......................................  7
     2.9.   Licensing.........................................  7

3.   FUNDING OF THE PARTNERSHIP...............................  8

     3.1.   The Percentage Interest of Each Partner in the
            Partnership.......................................  8
     3.2.   Capital Accounts..................................  8
     3.3.   Return of Capital Contributions...................  9
     3.4.   No Priority....................................... 10
     3.5.   Preferential Return............................... 10
     3.6.   Loans............................................. 10
     3.7.   Excess Interest................................... 10
     3.8.   Contributions..................................... 11
     3.9.   Failure to Contribute............................. 12

4.   ALLOCATIONS AND DISTRIBUTIONS............................ 13

     4.1.   Definitions....................................... 13
     4.2.   Allocation of Income, Gain, Loss, Deduction
            (including Depreciation), and Credit.............. 13
     4.3.   Distributions and Investment of Cash.............. 18
     4.4.   Development Fee................................... 20

5.   MANAGEMENT OF THE PARTNERSHIP............................ 20

     5.1.   Managing Partner.................................. 20
     5.2.   Restrictions...................................... 21
     5.3.   Actions Requiring Unanimous Consent of the
            Partners.......................................... 22
     5.4.   Dealings with Affiliates.......................... 23
     5.5.   Removal of Managing Partner....................... 23
     5.6.   Ground............................................ 23
     5.7.   Partnership Debts................................. 23
     5.8.   Delegation of Authority........................... 23
     5.9.   Other Ventures.................................... 24
     5.10.  Exculpation from Liability; Indemnification....... 24
     5.11.  Meetings of Partners.............................. 24
     5.12.  Reports........................................... 25
     5.13.  Partnership Development Financing................. 25
     5.14.  Management Agreement.............................. 26

6.   PUT OPTION............................................... 26

7.   TRANSFER OF PARTNER'S INTEREST........................... 27

     7.1.   Restrictions on Transfer.......................... 27
     7.2.   Right of First Refusal............................ 28
     7.3.   Continuing Liability.............................. 29

8.   PARTNER DEFAULT.......................................... 29

     8.1.   Definition of Default............................. 29
     8.2.   Defaults.......................................... 29
     8.3.   Buyout Remedy..................................... 29
     8.4.   Injunctive Relief................................. 30

9.   DETERMINATION OF FAIR MARKET VALUE....................... 30

     9.1.   Fair Market Value................................. 30

10.  FORCE MAJEURE............................................ 32

     10.1   Force Majeure Defined............................. 32
     10.2   Actions to Resolve Force Majeure Events........... 32

11.  TERMINATION AND LIQUIDATION OF PARTNERSHIP............... 33

     11.1.  Termination....................................... 33
     11.2.  Winding Up and Liquidation........................ 33
     11.3.  Bankruptcy or Insolvency; Involuntary Transfer.... 34

12.  DISCLOSURE OF OTHER BUSINESS INTEREST CONFLICTS; BUSINESS
     OPPORTUNITY.............................................. 35

     12.1.  Other Business Interests.......................... 35
     12.2.  Competition....................................... 35
     12.3.  Business Opportunity.............................. 36

13.  TAX MATTERS; BOOKS AND RECORDS; ACCOUNTING............... 37

     13.1.  Tax Matters....................................... 37
     13.2.  Indemnity Against Breach.......................... 37
     13.3.  Records........................................... 38
     13.4.  Notices........................................... 38
     13.5.  Reports to Partners............................... 39

14.  TRADEMARKS AND LICENSES.................................. 39

     14.1.  Showboat Marks.................................... 39
     14.2.  Use of Marks by Partnership....................... 40

15.  GENERAL PROVISIONS....................................... 40

     15.1.  Foreign Gaming Licenses........................... 40
     15.2.  Entire Agreement.................................. 40
     15.3.  Counterparts...................................... 40
     15.4.  Captions.......................................... 40
     15.5.  Amendment......................................... 41
     15.6.  Grammatical Changes............................... 41
     15.7.  Successors and Assigns............................ 41

     15.8.  Consent of Partners............................... 41
     15.9.  No Waiver......................................... 41
     15.10. Disputes.......................................... 41
     15.11. Partial Invalidity................................ 42
     15.12. Cooperation with Nevada, Louisiana and New Jersey
            Gaming Authorities................................ 42
     15.13. Administrative/Development/Trademark/License
            Fees.............................................. 42
     15.14. Applicable Law: Jurisdiction...................... 42

                     SHOWBOAT MARINA PARTNERSHIP AGREEMENT
                     -------------------------------------


          This Partnership Agreement, dated the 31st day of January, 1994, is executed by and between:

          WATERFRONT ENTERTAINMENT AND DEVELOPMENT, INC. ("Waterfront"), an Indiana corporation with its registered office at 9111 Broadway, Suite EE, Merrillville, Indiana 46410, appearing herein by and through Michael Pannos, its President, duly authorized hereunto:

                                      and

          SHOWBOAT INDIANA INVESTMENT LIMITED PARTNERSHIP ("Showboat"), a Nevada limited partnership with its registered office at 2800 Fremont Street, Las Vegas, Nevada 89104, appearing herein by and through J. Kell Houssels, President of its General Partner, Showboat Indiana, Inc., duly authorized hereunto;

                              W I T N E S S E T H:
                              --------------------

          WHEREAS, the parties desire to form a partnership on the terms and conditions set forth herein for the construction, acquisition, ownership and operation of an excursion cruise vessel casino on Lake Michigan, Indiana, including all equipment and other property used in connection therewith, and all necessary ancillary facilities to the excursion cruise vessel casino, including, but not limited to, docks, piers, restaurants, entertainment facilities, vehicular parking area, waiting areas, administrative offices for, but not limited to, accounting, purchasing, and management information services (including offices for management personnel) and other areas utilized in support of the operations of the excursion cruise vessel, and for the other purposes set forth herein;

          NOW, THEREFORE, in consideration of the covenants herein contained and intending to be mutually bound thereby, the parties hereto agree as follows:

     1.   DEFINITIONS.
          -----------

          1.1.  Affiliate.  The term "Affiliate" when used with respect to any
                ---------
Person specified herein, shall mean any other Person who (i) controls, is controlled by or is under common control with such specified Person; (ii) is an officer or director of, partner in, shareholder of, or trustee of, or serves in a similar capacity with respect to, a Person specified in clause (i); or (iii) is a twenty-five percent (25%) or more owned subsidiary, spouse, father, mother, son, daughter, brother, sister, uncle, aunt, nephew or niece of any Person described in clauses (i) or (ii).
The term "control" shall mean and include ownership of a 25% or greater equity interest in such other Person.

          1.2.  Agreement.  This Partnership Agreement, as originally executed
                ---------
and as amended, modified, supplemented, or restated, from time to time, as the context may require.

          1.3.  Budget.  A Capital Budget or an Operating Budget.  All Budgets
                ------
shall set forth the assumptions and qualifications underlying their preparation.

          1.4.  Capital Account.  A separate account maintained for each Partner
                ---------------
and determined strictly in accordance with the rules set forth in Section 704(b) of the Code, as amended, and Section 1.704-1(b)(2)(iv) of the Regulations. In accordance with those sections, a Partner's capital account shall be equal to the amount of money contributed by the Partner and the fair market value of any property contributed by the Partner (net of any liability secured by the property or to which the property is subject), increased by allocations of Net Income to the Partner and decreased by (a) the amount of money distributed to the Partner, (b) the fair market value of any property distributed to the Partner by the Partnership (net of any liability secured by the property or to which the property is subject), (c) the Partner's share of expenditures of the Partnership described in Section 705(a)(2)(B) of the Code and (d) the net losses allocated to the Partner. To the extent that anything contained herein shall be inconsistent with Section 1.704-1(b)(2)(iv) of the Regulations, the Regulations shall control.

          1.5.  Capital Budget.  A budget setting forth all estimated sources
                --------------
and uses of funds for the initial development, including related road improvements to the Project, renovation, repair or replacement of the Project.

          1.6. Capital Contribution.  The amount of cash and the Carrying Value
               --------------------
of any property (net of any liabilities secured by such property that the Partnership is considered to assume or take subject to under Code (S) 752) contributed by a party in exchange for an Interest in the Partnership.

          1.7. Carrying Value.  The adjusted basis of any assets of the
               --------------
Partnership, as determined for federal income tax purposes, except:

          (a) The initial Carrying Value of any asset contributed (or deemed contributed) to the Partnership shall be such asset's gross fair market value at the time of such contribution;

          (b) The Carrying Values of all Partnership assets shall be adjusted to equal their respective gross fair market values at the times specified in Section 3.2(d) of this Agreement if the Partnership has elected to adjust the Partners' capital accounts as provided in such section; and

          (c) If the Carrying Values of the Partnership assets have been determined pursuant to clause (a) or (b) of this section, such Carrying Values shall be adjusted thereafter in the same manner as the assets' adjusted bases for federal income tax purposes, except that the depreciation deductions shall be computed in accordance with this Agreement.

          1.8. Casino Facilities.  All equipment and other property used in
               -----------------
connection with the ownership and operation of the Vessel and anything used in connection with or in support of the Vessel including, but not limited to, docks piers, restaurants, entertainment facilities, vehicular parking area(s), working areas, restrooms, administrative offices for, but not limited to, accounting, purchasing, and management information services (including offices for Showboat management personnel).

          1.9.  Code.  The Internal Revenue Code of 1986, as amended, including
                ----
the corresponding provisions of any succeeding law.

          1.10. Commission.  The Indiana Gaming Commission.
                ----------

          1.11. Comparable Companies.  The following seven (7) companies:
                --------------------
Argosy Gaming Co.; Presidents Riverboat Casinos, Inc.; Grand Casinos, Inc.; Aztar Corp.; Caesar's World, Inc.; Bally Manufacturing Corp.; and Showboat, Inc. A substitution may be made only by unanimous agreement of the Partners. The Partners agree that Empress River Casino Corporation ("Empress") shall be a Comparable Company only if, at the time any calculations shall be made using data related to Comparable companies, the Empress shall have issued to the public any security in an offering registered with the Securities and Exchange Commission. In the event that Empress is included as a Comparable Company, it shall replace Aztar Corp. or, if that company is not then a Comparable Company, it shall replace one of the companies deriving the principal portion of its net revenue from riverboat operations as mutually agreed between the Partners.

          1.12. Development Expenses.  All expenses incurred in connection with
                --------------------
the development of the Project which were paid by either Partner and not reimbursed by the Partnership. Each partner agrees to prepare a budget reasonably detailing the Development Expenses to be incurred by such Partner. Within Thirty (30) days of the Effective Date each Partner shall submit to the other Partner, for the other Partner's approval (which approval cannot be unreasonably withheld or delayed) its Development Expenses Budget.
The other Partner shall have twenty (20) days to review the Development Expenses Budget. Any dispute regarding the budget shall be resolved by arbitration. The Development Expenses budget may be amended from time to time with both Partners' written consent which neither Partner may unreasonably withhold or delay. Expenses not included in the Development Expenses budget shall not be reimbursed by the Partnership. Each Partner shall provide to the Partnership a monthly detailed accounting, with supporting documentation, of said Development Expenses paid by the Partner.

          1.13. Distributable Cash.  All cash receipts of the Partnership,
                ------------------
excluding Capital Contributions and the proceeds of any sale or financing, such working capital reserves or other amounts as the Partners reasonably determine to be necessary or appropriate for the proper operation of the Partnership business, discharge of current indebtedness, and, where appropriate, its winding up and liquidation.

          1.14. Effective Date.  The effective date of this Agreement shall be
                --------------
the date upon which Waterfront and Showboat execute this Agreement.

          1.15. Excess Interest.  The difference between the effective interest
                ---------------
rate (including customary fees and costs) per annum of financing is twelve percent (12%) per annum.

          1.15. Ground.  The site for the Casino Facilities located on land
                ------
which the Partnership will have acquired by a ground lease, option to purchase, acquisition in fee or other agreement conveying control of the site to the Partnership.

          1.16. Indiana Uniform Partnership Act.  The law of the State of
                -------------------------------
Indiana governing general partnerships.

          1.17. Interest.  The entire ownership interest of a Partner in the
                --------
Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled pursuant to this Agreement, together with the obligation of such Partner to comply with the terms of this Agreement.

          1.18. Losses.  The taxable losses (the excess of allowable deductions
                ------
over recognizable income items) of the Partnership for a period or as a result of a transaction for federal income tax purposes as determined in accordance with Code

(S) 703(a) computed with the adjustments required under this Agreement.

          1.19. Managing Partner.  The Managing Partner of the Partnership will
                ----------------
be Showboat, subject to removal as provided herein.

          1.20. Minimum Gain.  The amount determined strictly in accordance with
                ------------
the principles of Section 1.704-2(b)(2) of the Regulations.

          1.21. Nonrecourse Deductions.  The Partnership's deductions
                ----------------------
characterized as "nonrecourse deduction" under Section 1.704-2(b)(1) of the Treasury Regulations.

          1.22. Opening.  The date the Project opens to the public for business
                -------
for gaming activities by paying customers.

          1.23. Operating Budget.  A budget setting forth all of the estimated
                ----------------
sources and uses of funds for the operation of the Project for a specified period. The Operating Budget shall be reviewed and evaluated quarterly.

          1.24. Partners.  The Partners of the Partnership are Waterfront and
                --------
Showboat.

          1.25. Partnership.  Showboat Marina Partnership, an Indiana General
                -----------
Partnership, and its successor entities.

          1.26. Partnership's Auditor.  The initial independent auditor for the
                ---------------------
Partnership shall be KPMG Peat Marwick.

          1.27. Percentage Interest.  With respect to each Partner, the Interest
                -------------------
of such Partner expressed as a percentage of the total of the Interests of all Partners as set forth in Section 3.1 of the Agreement.

          1.28. Person.  Any individual, partnership, limited partnership,
                ------
corporation, limited liability company, unincorporated association, or other entity.

          1.29. Project.  The excursion cruise vessel casino development to be
                -------
acquired, developed in the City of East Chicago, in the State of Indiana, and operated on Lake Michigan. Total costs and expenses associated with the Project shall not exceed $90,000,000 or be less than $60,000,000, subject to Section 10.

          1.30. Regulations.  The regulations of the United States Treasury
                -----------
Department pertaining to the Code, as amended, and any successor provision(s).

          1.31. Vessel.  The excursion cruise vessel casino to be owned and
                ------
operated by the Partnership on Lake Michigan, Indiana, in conjunction with the Casino Facilities. The gaming area, to be contained in the Vessel, shall be approximately 30,000 square feet.

     2.   FORMATION OF PARTNERSHIP; NAME; APPLICABLE LAW; ETC.
          ----------------------------------------------------

          2.1.  Formation of Partnership.  The Partners hereby agree that on the
                ------------------------
Effective Date, a general partnership shall be formed under the laws of the State of Indiana under the name and style of Showboat Marina Partnership.

          2.2.  Applicable Law.  The rights and obligations of the Partners and
                --------------
the administration and termination of the Partnership shall be governed by the Indiana Uniform Partnership Act.

          2.3.  The Scope of Partner's Authority.  Except as otherwise expressly
                --------------------------------
provided herein, no Partner shall have any authority to act on behalf of, or in the name of, the Partnership, or to enter into or assume any commitment or obligation or responsibility on behalf of any other Partner or the Partnership.

          2.4.  Business Purposes.  The purposes of the Partnership are (a) to
                -----------------
acquire, design, construct, own and operate the Project, (b) to acquire, lease, sell, or otherwise dispose of other properties used or useful in connection with the foregoing, (c) to carry on any other activities necessary or incidental to the foregoing, and (d) to engage in any other business if such business is approved and agreed upon unanimously by the Partners prior to entering into such business.

          2.5.  Term of Partnership.
                -------------------

          a.  Initial Term.  The Partnership is constituted for an initial term
              ------------
ending December 31, 2023, and shall be continued for successive 1-year terms thereafter until terminated as provided in section "b" below, by operation of law or as otherwise provided in this Agreement.

          b.  Termination by Partner.  If a Partner desires that the Partnership
              ----------------------
terminate upon the expiration of the initial term of the Partnership or any renewal term thereafter, such Partner shall give written notice to the other Partner of its intention to cause such termination at least 90 days prior to the end of the initial term or any renewal term thereafter, and the Partnership shall terminate at the end of the initial term or such renewal term, as the case may be, and shall thereafter be liquidated in accordance with the provisions of
Section 11 hereof.

          2.6.  Principal Place of Business.  The principal business
                ---------------------------
establishment of the Partnership shall be located in East

Chicago, Indiana and shall be mutually chosen by the Partners. The Managing Partner may, in its sole discretion, change the location of the principal place of business of the Partnership, and, if it does so, it shall promptly notify Waterfront of such new location within five (5) days of such change. Notwithstanding the foregoing, in the event the Managing Partner desires to change the location of the principal business establishment of the Partnership to a location outside of East Chicago, the Managing Partner shall obtain the consent to such change from Waterfront, whose consent may not be unreasonably withheld or delayed.

          2.7.  Property of the Partnership.  All personal property and real
                ---------------------------
property owned or leased by the Partnership shall be deemed to be owned or leased by the Partnership and none of the Partners shall have any right, title, or interest therein; provided, however, that a Partner may be a lessor or sublessor of property which is leased to the Partnership. To the extent permitted by law, title to all property owned by the Partnership shall be held by the Partnership in its name.

          2.8.  Certificate.  Upon the execution of this Agreement, the Managing
                -----------
Partner shall perform all acts necessary to assure the prompt filing of such certificate of fictitious or assumed business name as is required by Indiana law, and shall perform all other acts required by Indiana law or any other law to perfect and maintain the Partnership as a Partnership under the laws of the State of Indiana.

          2.9.  Licensing.  Each Partner covenants to use its best efforts to
                ---------
diligently obtain all state and local licenses, including gaming licenses, necessary to conduct gaming operations in the Project. The Partners agree to provide each other with copies of all applications, reports, letters and other documents filed or provided to the state or local licensing authorities. In the event that either Partner as a result of a communication or action by the Commission or on the basis of consultations with its gaming counsel and/or other professional advisors, reasonably believes in good faith, with the concurrence of the other Partner's board of directors, that the Commission is likely to:
(i) fail to license and/or approve the Partnership or its Affiliates to own and operate any gaming related businesses; (ii) grant required gaming licensing and/or approval only upon terms and conditions which are unacceptable to Showboat and Waterfront; (iii) significantly delay the licensing and/or approval contemplated under this Agreement; or, (iv) revoke any existing license or casino operating contract of the Partnership or its Affiliates, due to concerns of any aspect of the suitability of a particular shareholder or owner of an interest in a Partner or its Affiliate, then the Partner shall divest itself of its interest in the Affiliate or cause such shareholder or owner of an interest in the Partner or the Affiliate to divest itself of such interest. If, however, the events described in subparagraphs (i) through (iv) arise from concerns with respect to the suitability of a particular Partner ("Selling Party") then the Selling Party's entire interest in the Partnership may be purchased by the other Partner at a purchase price equal to the greater of the then fair market value of the Selling Party's Partnership Interest or the unreturned Capital Contributions and unreimbursed Development Expenses of the Selling Party. The fair market value shall be determined in accordance with Section 9.1.

     3.   FUNDING OF THE PARTNERSHIP.
          --------------------------

          3.1.  The Percentage Interest of Each Partner in the Partnership.  The
                ----------------------------------------------------------
Percentage Interests of the Partners shall be:

                    Waterfront        45%

                    Showboat          55%
                                     ----

                                     100%
                                     ====


          3.2.  Capital Accounts.
                ----------------

          a. A separate Capital Account shall be maintained by the Partnership for each Partner in accordance with (S) 704(b) of the Code and Regulations (S) 1.704-1(b)(2)(iv). Each Partner's capital account shall be (i) credited for each contribution of capital (at net fair market value) and allocations to the Partner of Partnership Income and Gain, and (ii) debited for each allocation of Partnership Loss and Deduction (including Depreciation), all as set forth in Section 4 hereof, and by the amount of money and other property (at net fair market value) distributed to the Partner by the Partnership.

          b. If the Partnership at any time distributes any of its assets in kind to any Partner, the Capital Account of each Partner shall be adjusted to account for that Partner's allocable share (as determined in this Agreement) of the profits or losses that would have been realized by the Partnership had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

          c.        In the event the Partnership makes an election under Code
(S) 754, the amounts of any adjustment to the basis (or Carrying Value) of assets of the Partnership made pursuant to Code (S) 743 shall not be reflected in the Capital Accounts of the Partners, but the amounts of any adjustments to the basis (or Carrying Value) of assets of the Partnership made pursuant to Code
(S) 743 as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partner's capital accounts) shall be reflected in the Capital Accounts of the Partner in the manner prescribed in regulations promulgated under Code (S) 704(b).

          d. If elected by the Partnership, upon the occurrence of any of the following events, the Capital Account balance of each Partner shall be adjusted to reflect the Partner's allocable share (as determined under this Agreement) of the profits and losses that would be realized by the Partnership if it sold all of its property at its fair market value on the day of the adjustment: (i) any increase in any new or existing Partner's Interest resulting from the contribution of cash or property by such Partner to the Partnership; (ii) any reduction in any Partner's Interest resulting from a distribution of such Partner in redemption of all or a portion of such Partner's Interest in the Partnership; and (iii) whenever else allowed under applicable Regulations.

          e. In the event of a permitted transfer of an Interest of a Partner pursuant to the terms of this Agreement, the Capital Account of the transferor Partner shall become the Capital Account of the transferee Partner to the extent it relates to the transferred interest.

          f. The provisions of this section relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. If it is determined that it is a burden to modify the manner in which Capital Accounts or any debits or credits thereto (including, without limitation, debits or credits relating to liability secured by property contributed to or distributed by the Partnership or which are assumed by the Partnership or any of the Partners) in order to comply with such Regulation, after obtaining advice from the Partnership's Auditor the Partners may make such modification provided that there is no material effect upon the amounts otherwise distributable to any Partner upon dissolution of the Partnership.

          3.3.  Return of Capital Contributions.  Except as may otherwise be
                -------------------------------
provided herein, no Partner shall be entitled to demand or receive the return of any Capital Contribution made by such Partner. No Partner shall be entitled to demand and receive property other than cash in return for such Partner's Capital Contribution. Notwithstanding the foregoing:


          a. At such time as the Partnership and its Partners are licensed by the Commission, one-half ( 1/2) of Waterfront's Capital Contribution and unreimbursed Development Expenses shall be returned to Waterfront by the Partnership; and

          b. Within six months after the Opening, the Partnership shall return to Waterfront its remaining unpaid Capital Contribution and unreimbursed Development Expenses.

If the Partnership has insufficient funds to return such amounts, Showboat shall make an immediate cash Capital Contribution to the Partnership in an amount sufficient for the Partnership to discharge its obligations to Waterfront.

          3.4.  No Priority.  Unless otherwise agreed or as provided in this
                -----------
Agreement, no Partner shall have any priority over any other Partner with respect to distributions or the return of Capital Contributions.

          3.5.  Preferential Return.  Each Partner shall be entitled to a
                -------------------
preferential, cumulative, but not compounded annual return of twelve percent (12%) on such Partner's outstanding capital contribution and unreimbursed Development Expenses until the Capital Contribution, unreimbursed Development Expenses and interest thereon are paid in full.

          3.6.  Loans.  The Partners, or any of them, upon prior unanimous
                -----
consent of the Partners, may lend, or procure the lending of, money or property to or for the Partnership upon such terms and conditions as may be agreed upon at that time. Such loans shall not be considered contributions to the capital of the Partnership, but any lending Partner shall be treated the same as any other creditor of the Partnership.

          3.7.  Excess Interest.  In the event the Development Financing
                ---------------
(defined in Section 5.13) or any renewal or replacement thereof obtained by the Partnership, whether or not from a Partner, has an effective interest rate (including customary fees and costs of the foregoing) for the financing which exceeds twelve percent (12%) per annum, then the following provisions shall apply:

          a. Notwithstanding Showboat's fifty-five percent (55%) Partnership Interest, Showboat shall be responsible for the payment of seventy-five percent (75%) of the Excess Interest on such loan;

          b. Notwithstanding Waterfront's forty-five percent (45%) Partnership Interest, Waterfront shall be responsible for the payment of twenty-five percent (25%) of the Excess Interest;

          c. In recognition of Showboat's bearing the responsibility for payment of a percentage of Excess Interest that is disproportionate to its Partnership Interest, Showboat and Waterfront agree as follows:

               (i) At Showboat's request, the Partners shall agree to refinance such outstanding debt if such replacement financing is on terms otherwise no less favorable than the then current financing and can be completed at an interest rate below twelve percent (12%) per annum (including customary fees and costs of the financing);

               (ii) The Partnership shall calculate the difference between the interest on the outstanding principal at twelve percent (12%) per annum and the interest on the refinanced debt on the amount of the principal retired at the actual refinance rate, which amount shall fund a pool of which Showboat shall receive seventy-five percent (75%) and Waterfront shall receive twenty-five percent (25%) until Showboat shall have been repaid the disproportionate share of Excess Interest paid by Showboat. Thereafter, the pool and the payments described in this subsection shall terminate.

          d. Each Partner's share of the Excess Interest, if any, shall be funded from such Partner's share of the Distributable Cash or other cash to be distributed to such Partner. If there is insufficient cash to satisfy such Partner's obligations, the Managing Partner shall notify such Partner. If Showboat has a shortfall, Showboat shall immediately provide additional cash to the Partnership by way of an additional Capital Contribution to satisfy such obligation. If Waterfront has a shortfall, then if Waterfront does not, within ten (10) days of the date of the notice, make an additional Capital Contribution to cover the shortfall, Showboat shall immediately loan a sufficient amount to the Partnership to cover such shortfall in Waterfront's obligations, which amount shall be deemed a loan to the Partnership on the terms specified in
Section 3.9.a. of this Agreement.

          3.8.  Contributions.
                -------------

          a.        Initial Capital Contributions.  Immediately after the
                    -----------------------------
Effective Date, the Partners shall contemporaneously each make the following initial Capital Contributions (each Partner's contribution shall be conditioned on the other making its contribution):

                    (i)  Waterfront      -    $1,000,000

                   (ii)  Showboat        -    $1,000,000

          b.        Additional Capital Contributions.  The Partners shall make
                    --------------------------------
additional Capital Contributions to the Partnership under the following circumstances, which amounts shall be credited to their respective Capital
Accounts:

               (i) Waterfront - $1,100,000 payable at the times specified in the initial Capital Budget;

               (ii) Showboat - $16,500,000 payable at the times specified in the initial Capital Budget; or

               (iii) At such other times as the Partners shall unanimously determine that additional funds are needed to carry on the business of the Partnership. In the absence of such agreement, Showboat shall, subject to the limitations in Section 10.2, make such additional Capital Contributions or loans as are needed to carry on the business of the Partnership.

          c. Additional Capital Contributions pursuant to the first sentence of (iii) above shall be made by the Partners in the following percentages:

                    Waterfront           45%

                    Showboat             55%
                                        ----

                                        100%
                                        ====

          3.9.  Failure to Contribute.
                ---------------------

          a. If either Waterfront or Showboat should fail to make any Capital Contribution or a required loan on or before the date such contribution or loan is due (the "Defaulting Partner"), such failure shall constitute a default under this Agreement and the other Partner (the "Non-Defaulting Partner") may, at any time thereafter while the contribution remains unpaid, serve written notice ("Notice of Demand") upon the Defaulting Partner requiring it to make the Capital Contribution or loan, together with all costs and expenses that may have been incurred by the Partnership by reason of the nonpayment. The Notice of Demand shall specify a date (which shall be not less than ten (10) days after the date of the notice) on which, and the place at which, the contribution or loan and such costs and expenses are to be paid. In the event of the nonpayment of the additional Capital Contribution or loan on such date and at such place, the Non-Defaulting Partner shall have the right:

               (i) To buy the Defaulting Partner's Interest for an amount equal to the fair market value of the Defaulting Partner's Interest, computed as set forth in Section 9.1 (and for purposes of such computation, the valuation date shall be the end of the month next preceding the month in which such contribution or loan should have been made, as set forth in the notice contemplated by this Section), such amount to be payable in cash at a closing to be held in East Chicago,

     Indiana on a date set by the Non-Defaulting Partner not later than ninety
     (90) days after the Non-Defaulting Partner gives written notice of such election to the Defaulting Partner, which notice must be given thirty (30) days after the expiration of the period specified in the Notice of Demand, provided, however, that the closing may be extended for a reasonable period of time in the event the procedures set forth in Section 9 have not been completed within said 90-day period;

               (ii) To sue the Defaulting Partner or any guarantor to cause such Capital Contribution or loan to be made or to sue for damages for the failure to do so; or

               (iii) To advance to the Partnership an amount equal to the Defaulting Partner's required additional Capital Contribution or loan, and the amount so advanced, together with any corresponding Capital Contribution made by the Non-Defaulting Partner for its own account shall be considered loans to the Partnership and shall be repaid by the Partnership to such Non-Defaulting Partner with interest thereon at an annual rate four (4) percentage points above the rate shown in the Wall Street Journal (or its successor publication) from time to time as the prime rate for money center banks but with a floor of twelve percent (12%) per annum, which rate shall be determined on the first day of each month and shall be applied to the loan balance for the month. However, in no event shall the interest rate exceed the maximum lawful rate. Such interest shall be payable quarterly.

          b. Notwithstanding the foregoing, the sole remedy of Showboat for a failure by Waterfront to make a Capital Contribution to cover its share of Excess Interest shall be the remedy set out in subsection (iii) above.

          c. A Non-Defaulting Partner entitled to the remedies set out in subsections (ii) and (iii) above may pursue both simultaneously.

     4.   ALLOCATIONS AND DISTRIBUTIONS.
          -----------------------------

          4.1.  Definitions.  As used herein, the terms "Income," "Gain,"
                -----------
"Loss," "Deduction," and "Credit" shall have the same meanings as are generally used and understood in the context of subchapter K of the Code, and the term "Depreciation" shall have the same meaning as is generally used and understood in the context of Sections 167 and 168 of the Code.

          4.2.  Allocation of Income, Gain, Loss, Deduction (including
                ------------------------------------------------------
Depreciation), and Credit.
- -------------------------

          a.   General.  Each item of Partnership Income, Gain, Loss, Deduction
               -------
(including Depreciation), and Credit, as determined for federal income tax purposes, shall be allocated between the Partners and shall be credited to (in the case of Income, Gain, and Credit) or charged against (in the case of Loss or Deduction (including Depreciation), their respective capital accounts in proportion to their Percentage Interests in the Partnership.

          b.        Compliance with (S) 704(c) of the Code.  In accordance with
                    --------------------------------------
(S) 704(c) of the Code and applicable Regulations, items of Income, Gain, Loss and Deduction (including Depreciation) with respect to any property contributed to the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and the fair market value ascribed to that property under this Agreement. In addition, in the event the value of any Partnership asset is required to be adjusted pursuant to the provisions of (S) 704(b) and the Regulations thereunder, subsequent allocations of items of Income, Gain, Loss and Deduction (including Depreciation) for tax purposes with respect to such assets shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its adjusted value, in the same manner as under (S) 704(c) of the Code and the applicable Regulations.

          c.        Special Allocations.  Notwithstanding the provisions of
                    -------------------
Section 4.2 (a) above, the following allocations of Profits and Losses shall be made:

               (i)  Minimum Gain Chargeback.  Except as otherwise provided in
                    -----------------------
     Section 1.704-2(f) of the Regulations, in the event that there is a net decrease in the Partnership Minimum Gain during any taxable year, each Partner shall be allocated items of income and gain for such year, and, if necessary, subsequent years, in an amount equal to such Partner's share of the net decrease in such Partnership Minimum Gain during such year in accordance with Section 1.704-2(g) of the Regulations. Any such allocation for a given year shall consist first of gains from the disposition of property subject to Partner non-recourse debt and then, if necessary, a pro rata portion of the Partnership's other items of income and gain for such year. If there is insufficient income and gain in a year to make the allocations specified in this section for all Partners for such year, the income and gain shall be allocated among the Partners in proportion to the respective amounts they would have been allocated had there been an unlimited amount of income and gain for such year. This section is intended to comply with the Minimum Gain Chargeback requirement of Section 1.704-2(f) of the

     Regulations and shall be interpreted consistent with that section.

               (ii) Partnership Minimum Gain Chargeback.  Except as otherwise
                    -----------------------------------
     provided in Section 1.704-2(i)(4) of the Regulations, in the event there is a net decrease in the Minimum Gain attributable to a Partner non-recourse debt during any taxable year, each Partner with a share of such Minimum Gain shall be allocated income and gain for the year (and, if necessary, subsequent years) in accordance with Section 1.704-2(i) of the Regulations. Any such allocation for a given year shall consist first of gains from the disposition of property subject to Partner non-recourse debt, and then, if necessary, a pro rata portion of the Partnership's other items of income and gain. If there is insufficient income and gain in a year to make the allocations specified in this section for all such Partners for such year, the income and gain shall be allocated among such Partners in proportion to their respective amounts they would have been allocated had there been an unlimited amount of income and gain for such year. This section is intended to comply with the Chargeback requirement of Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistent with that section.

               (iii)  Qualified Income Offset.  Any Partner who unexpectedly
                      -----------------------
     receives an adjustment, allocation, or distribution described in subparagraphs (4), (5) or (6) of Section 1.704-1(b)(2)(ii)(d) of the Regulations, which adjustment, allocation or distribution creates or increases a deficit balance in that Partner's Capital Account, shall be allocated items of "book" income and gain in an amount and manner sufficient to eliminate or to reduce the deficit balance in that Partner's Capital Account so created or increased as quickly as possible in accordance with Section 1.704-1(b)(2)(ii)(d) of the Regulations and its requirements for a "qualified income offset."

               For purposes of this section, Capital Accounts shall be adjusted as provided for in Sections 1.704-1(b)(2)(ii)(d), 1.704-2(g)(1) and 1.704-
     2(i)(5) of the Regulations. The Partners intend that the provisions set forth in this section will constitute a "qualified income offset" as described in the Regulations. Regulations shall control in the case of any conflict between those Regulations and this subjection.

               (iv) Allocation of Net Income.  The net income of the Partnership
                    ------------------------
     shall be allocated as follows: (i) To each Partner with a negative Capital Account, pro rata in an amount equal to (or in proportion to if less than) the amount of the negative Capital Account of each such party; and thereafter (ii) To the Partners in accordance with their Percentage Interests.

                    (v)  Allocation of Net Losses and Non-Recourse Deductions.
                         ----------------------------------------------------

                         (a)  Net losses shall be allocated as follows:

               A. To the Partners with positive Capital Accounts, in accordance with the ratio of their positive Capital Account balances, until no Partner has a positive Capital Account; and thereafter,

               B. To the Partners, in accordance with the ratio of their Percentage Interests.

               (b) After the allocations of net losses, non-recourse deductions shall be allocated in accordance with the Partner's Percentage Interests.

               (c) After the allocations of net losses and non-recourse deductions, Partner non-recourse deductions shall be allocated between the Partners as required in Section 1.704-2(i)(1) of the Regulations, in accordance with the manner in which the Partner or Partners bear the economic risk of loss for the Partner non-recourse debt corresponding to the Partner non-recourse deductions, and if more than one Partner bears such economic risk of loss for a Partner non-recourse debt, the corresponding Partner non-recourse deductions must be allocated among such Partners in accordance with the ratios in which the Partners share the economic risk of loss for the party non-recourse debt.

               (vi) Tax Allocations.  To the extent permitted by Section 1.704-
                    ---------------
     1(b)(4)(i) of the Regulations, all items of income, gain, loss and deductions for federal and state income tax purposes shall be allocated in accordance with corresponding "book" items in accordance with the principles of Section 704(c) of the Code and Section 1.704-1(b)(4)(i) of the Regulations. Where any provision depends on the Capital Account of any Partner, that Capital Account shall be determined after the operation of all preceding provisions for the year.

               (vii)  Varying Interest.  Where any Partner's interest, or
                      ----------------
     proportion thereof, is acquired or transferred during a taxable year, the Partnership may choose to implement the provisions of Section 706(d) of the Code in allocating among the varying interests. The methods, hereinabove set forth, by which net income, net losses and distributions are allocated and distributed are hereby expressly consented to by the Partners as an express condition of becoming a Partner.

          d.        Determination of Profits and Losses.  For purposes of this
                    -----------------------------------
Agreement, profits and losses shall be determined in accordance with the accounting method utilized by the Partnership for federal income tax purposes, with the following adjustments:

               (i) Items of gain, loss and deduction shall be computed based upon the Carrying Value of each of the Partnerships' assets rather than upon each such asset's adjusted basis for federal income tax purposes.

               (ii) Any tax exempt income received by the Partnership shall be included as an item of gross income.

               (iii) The amount of any adjustments to the Carrying Value of any assets of the Partnership pursuant to Section 743 of the Code shall not be taken into account.

               (iv) Any expenditures of the Partnership described in Section 705(a)(2)(B) (including any expenditures treated as being described in Section 705(a)(2)(B) pursuant to the regulation promulgated under Section 704(b) of the Code) shall be treated as a deductible expense.

          e.        Recapture.  In making the allocation of Gain or Profit among
                    ---------
the Partners, the ordinary income portion, if any, of such Gain or Profit caused by the recapture of cost recovery or any other deductions shall be allocated among those Partners who were previously allocated the cost recovery or any other deductions in proportion to the amount of such deductions previously allocated to them. It is intended that the Partners, as between themselves, shall bear the burden of recapture caused by cost recovery or other deductions which were previously allocated to them, in proportion to the amount of such deductions which had been allocated to them, notwithstanding that a Partner's share of Profits, Losses or Liabilities may increase or decrease from time to time. Nothing in this Section 4.3e, however, shall cause the Partners to be allocated more or less Gain or Profit than would otherwise be allocated to them pursuant to this Section 4.

          f.        Allocation Savings Provision.  The allocation method set
                    ----------------------------
forth in this Section 4 is intended to allocate Profits and Losses to the Partners for federal income tax purposes in accordance with their economic interests in the Partnership while complying with the requirements of (S) 704(b) of the Code and the Regulations promulgated thereunder. If in the opinion of the Managing Partner, the allocation of Profits or Losses pursuant to the preceding provisions of this Section 4 shall not (1) satisfy the requirements of (S) 704(b) of the Code or the Regulations thereunder, (2) comply with any other provisions of the Code or Regulations, or (3) properly take into account any expenditure made by the Partnership or transfer of an interest in the Partnership, then withstanding anything to the contrary contained in the preceding provisions of this Section 4, Profits and Losses shall be allocated in such a manner so as to reflect properly (1), (2) or (3) as the case may be. The Managing Partner shall have the right to amend this Agreement with the consent of Waterfront (whose consent shall not be unreasonably withheld or delayed) to reflect any such change in the method of allocating Profits and Losses.

          4.3.  Distributions and Investment of Cash.
                ------------------------------------

          a. Distributable Cash from operations shall be distributed periodically; provided, however, that no distributions of cash shall be made to the Partners unless all amounts due to Partners with regard to loans made to the Partnership pursuant to Sections 3.6, 3.7(d) and 3.9, including interest, have been paid by the Partnership. The Partners anticipate that fifty percent (50%) of all cash receipts from operations plus an allowance for income taxes due on net income attributable to the Partners' Interests shall be distributed to the Partners no less than quarterly.

          b. Distributable Cash from operations shall be distributed not less frequently than quarterly. All such distributions shall be made to the Parties as follows:

               (i) first, payment of the Development Fee if not previously paid pursuant to Section 4.4, below;

               (ii) second, return of Waterfront's Capital Contribution plus unreimbursed Development Expenses if not previously paid pursuant to
     Section 3.3 above;

               (iii) third, any accrued and unpaid preferred return on each Partner's outstanding Capital Contribution and expenses pursuant to Section
     3.5 above;

               (iv) fourth, to the extent not previously repaid, one-fifth (1/5th) (calculated on an annualized basis together with all prior distributions to such Partner in that calendar year) of each Partner's outstanding Capital Contributions and unreimbursed Development Expenses shall be repaid to the Partners annually beginning one year after the Opening; subject, however, to the limitation that (a) no more than 80% of the Distributable Cash available for disbursement pursuant to the provisions of this subsection shall be distributed pursuant hereto, provided, however, the Partners may mutually agree to repay more than one-fifth (1/5) of each Partner's outstanding Capital Contributions and unreimbursed

     Development Expenses) and (b) the balance of such Distributable Cash shall be available for distribution pursuant to subsection 4.3.b(v) below;

               (v) the balance, if any, to the Partners in proportion to their respective Percentage Interests.

          c. All distributions of cash, except for repayment to Partners of loans and interest thereon, shall be charged to the Partners' respective Capital Accounts.

          d. All proceeds of the sale or refinancing of part or all of the assets of the Partnership, net of transaction costs, repayment of debt and reasonable reserves, shall be distributed in the following manner to the
Partners:

               (i) first, payment of the Development Fee if not previously paid pursuant to Section 4.4, below;

               (ii) second, return of Waterfront's Capital Contribution plus unreimbursed Development Expenses if not previously paid pursuant to
     Section 3.3 above;

               (iii) third, any accrued and unpaid preferred return on each Partner's outstanding Capital Contribution and expenses pursuant to Section
     3.5 above;

               (iv) fourth, to the extent not previously repaid, one-fifth (1/5) (calculated on an annualized basis together with all other distributions to such Partner in that calendar year) of each Partner's outstanding Capital Contributions and unreimbursed Development Expenses shall be repaid to the Partners annually (beginning one year after the Opening); subject, however, to the limitation that (a) no more than eighty percent (80%) of the proceeds available for distribution pursuant to the provisions of this subsection shall be distributed pursuant hereto, provided, however, the Partners may mutually agree to repay more than one-fifth (1/5) of each Partner's outstanding Capital Contributions and unreimbursed Development Expenses and (b) the balance of such proceeds shall be available for distribution pursuant to subsection 4.3.d.(v) below;

               (v) the balance, if any, to the Partners in proportion to their respective Percentage Interests.

               e. All liquidating distributions shall be made in accordance with the provisions of Section 11.2 hereof.

          f. All cash distributions, except for repayment to Partners of loans and interest thereon, shall be made to the Partners simultaneously.

          4.4.  Development Fee.  At such time as the Partnership (a) gains
                ---------------
control of the Ground pursuant to Sections 1.14 and 5.6 and (b) has been licensed to operate a gaming facility by the Commission, each Partner shall become entitled to a development fee of no less than $1,000,000. One-half of the development fee shall be paid to each Partner at the time that the conditions specified in the preceding sentence have been met. The balance of the development fee shall be payable in six (6) equal monthly installments commencing one (1) month after the payment specified in the preceding sentence, with the balance, if any, payable upon the Opening. If the Partnership has insufficient funds to make such payments, Showboat shall make an immediate Cash Capital Contribution to the Partnership to allow such payments.

     5.   MANAGEMENT OF THE PARTNERSHIP.
          -----------------------------

          5.1.  Managing Partner.  The management of the Partnership shall be
                ----------------
vested in the Managing Partner. The Managing Partner shall represent and act for and on behalf of the Partnership in any matter or thing whatsoever, being hereby expressly authorized and empowered in its sole and unlimited discretion to conduct, manage and transact the business, affairs, and concerns of the Partnership in accordance with a Budget preapproved by the Partners, except for those matters described in Sections 5.2 and 5.3 that require the consent of Waterfront. The Budget shall contain provisions establishing a community reinvestment fund in a development corporation (funded annually in an amount equal to 1.5% of adjusted gross gaming revenues). Money donated to and accumulated in the community reinvestment fund shall be made available for economic development projects as determined by the City of East Chicago or other appropriate governmental entity. The Managing Partner shall submit a proposed initial Capital Budget and a pro-forma five (5) year projection ("Projection") of operations to Waterfront within thirty (30) days after the Effective Date and a proposed Operating and Capital Budget to Waterfront at least thirty days prior to the commencement of each calendar year. Waterfront agrees to review the proposed Budget and to present objections or comments to Showboat within thirty
(30) days of receipt of the Budget. Showboat agrees to review any such communications from Waterfront within ten (10) business days of the receipt of such comments. Waterfront and Showboat shall then promptly meet in person or by telephone at a time and location mutually convenient and acceptable to Mr. Michael Pannos on behalf of Waterfront and Mr. J. Kell Houssels on behalf of Showboat to approve or appropriately revise and approve the Budget. Waterfront and Showboat may freely substitute their representatives for this purpose upon reasonable notice. A dispute over a Budget not resolved within sixty (60) days of original receipt of such Budget shall be resolved by arbitration. The Managing Partner shall continue to operate under a prior approved Operating Budget if one exists, and has authority to make all payments for taxes, utilities, insurance and other amounts to third parties outside of its control necessary for the uninterrupted operation of the Project.

          Managing Partner shall designate the placement of all gaming equipment and ancillary furnishings and the configuration of ancillary areas within the vessel. Once operating, the Managing Partner shall have exclusive control and responsibility for the operation of the Casino Facilities.

          5.2.  Restrictions.  The Managing Partner may not do any of the
                ------------
following without the concurrence of Waterfront which concurrences cannot be unreasonably withheld or delayed:

          a. Except as otherwise expressly provided for herein, construct, improve, buy, own, sell, convey, exchange, assign, rent, or lease any property (real, personal or mixed), or any interest therein totalling, during any one calendar year, more than $500,000 unless in an approved Capital Budget;

          b. Borrow money, issue evidence of indebtedness, secure any such indebtedness by mortgage, deed of trust, pledge, or other lien, or execute agreements, notes, mortgages, deeds of trust, assignments, security agreements, financing statements or other documents relating thereto which involve a credit facility to carry out the same totalling, during any one calendar year, more than $500,000 unless consented to by the other Partner;

          c. Make or revoke any election permitted the Partnership by any taxing authority (including, without limitation, those within the contemplation of Code Subtitle A, Chapter 1, Subchapter K), and to act as the tax matters partner for purposes of Code Subtitle F, Chapter 63, Subchapter C;

               d. Abandon any of the assets of the Partnership in excess of $50,000;

          e. Perform any act in violation of the terms and conditions of this Agreement, the Indiana Uniform Partnership Act, or any other applicable law or regulation;

          f. Make, execute, or deliver any general assignment for the benefit of creditors or any bond, confession of judgment, guaranty, indemnity bond or surety bond;

               g. Initiate or settle any litigation by or against the Partnership or any proceeding before any governmental or regulatory body for more than $100,000;

               h.   Vote any shares of stock owned by the Partnership.

               i. Disburse funds that exceed an approved Operating Budget by more than five percent (5%) without prior concurrence of Waterfront. Any such variance in excess of five percent (5%) shall be promptly reported to Waterfront with reasonable explanations.

               j.   Sell, lease or otherwise dispose of the Vessel.

          5.3. Actions Requiring Unanimous Consent of the Partners.  So long as
               ---------------------------------------------------
Waterfront retains a Partnership Interest in excess of twenty percent (20%), the following actions or decisions shall require the unanimous consent of the Partners which consent shall not be unreasonably withheld or delayed:

               (i) sale of all or substantially all of the assets of the Partnership;

               (ii) approval of the initial development plan, initial Capital Budget and pro-forma Operating Budget for the Project;

               (iii) approval of the annual Operating Budget and annual Capital Budget, and any amendments thereto;

               (iv)  amendments to the Partnership Agreement;

               (v) material changes in the nature of the business of the Partnership;

               (vi) application for additional gaming licenses by the Partnership;

               (vii) a change in the percentage of adjusted gross gaming receipts provided to the development corporation as described in Section
     5.1 of this Agreement; or

               (viii)  a change in the Partnership auditor.

          Notwithstanding subsection 5.3(iv) above, the Partners agree that any amendment to the Partnership Agreement which would materially impair the rights of Waterfront contained herein shall require the consent of Waterfront.

          5.4.  Dealings with Affiliates.  All fees paid or goods or services
                ------------------------
purchased from a Partner or its Affiliate shall be at "arms length" on terms no less favorable to the Partnership than are commercially available to the Partnership from other customarily available sources. All such transactions shall require the consent of the unaffiliated or unrelated Partner, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, consent to a specific transaction shall not be required if the transaction is expressly included within and identified in an approved Operating Budget or Capital Budget.

          5.5. Removal of Managing Partner.  A Managing Partner may be removed
               ---------------------------
by the other Partner in the event that the Managing Partner shall ultimately be proven by an unappealable order or judgment of a court of competent jurisdiction to have engaged in criminal acts or acts of fraud or willful misconduct with respect to the business of the Partnership. If a Partner is removed as the Managing Partner pursuant to this section, such removal shall have no effect on such Partner's Partnership Interest.

          5.6.  Ground.  Waterfront shall be responsible for locating the
                ------
Ground, subject to the approval of Showboat, for the Project and negotiating a site control agreement, such as a ground lease with the City of East Chicago, or other appropriate party with respect to the Ground allowing the Partnership to develop, construct and operate the Project. Showboat shall assist Waterfront in locating the Ground and negotiating the site control agreement. Wherever possible, Waterfront shall consult with Showboat with respect to all aspects of negotiating the site control agreement and any other actions taken by Waterfront in connection with the development and operation of the Project. The site control agreement shall be subject to the prior written consent of Showboat, which consent shall not be unreasonably withheld. Waterfront shall use its best efforts to obtain the longest possible term for the site control agreement.

          5.7.  Partnership Debts.  The Partnership shall be primarily liable to
                -----------------
creditors of the Partnership for all Partnership debts. Each Partner shall be proportionately liable to such creditors on the basis of such Partner's Percentage Interest except as otherwise provided in Section 5.12. Each Partner agrees to indemnify the other Partner to the extent such other Partner may pay to a creditor of the Partnership any amounts in excess of such Partner's proportionate share of a Partnership debt. Notwithstanding anything in this Section to the contrary, the Partners are responsible for their respective obligations under Section 11.

          5.8.  Delegation of Authority.  The Partners may delegate all or any
                -----------------------
of their powers, rights, and obligations hereunder, and the person so delegated may appoint, employ, contract, or otherwise deal with any person, including any other Partner(s), for the transaction of the business of the Partnership, which person, under the supervision of the Partners, may perform any acts or services for the Partnership as the Partners may approve in writing.

          5.9.   Other Ventures.  Nothing contained herein shall be construed to
                 --------------
prevent any of the Partners from engaging in any other business venture. Except as expressly provided herein, neither the Partnership nor any other Partner shall have any rights in and to any such ventures or the profits, losses, or cash flow derived therefrom.

          5.10.  Exculpation from Liability; Indemnification.
                 -------------------------------------------

          a. No Partner shall be liable to the Partnership or to any other Partner because any taxing authority contests, disallows, or adjusts any item of income, gain, loss, deduction, credit, or tax preference in the Partnership income tax returns.

          b. The Managing Partner shall not be liable to the Partnership or any of the other Partners for, and the Managing Partner shall be indemnified and held harmless by the Partnership from and against, any and all claims, demands, liabilities, costs, expenses (including attorney's fees and court costs), and damages of any nature whatsoever arising out of or incidental to the Managing Partner's management of the Partnership's affairs, except where such claim is based upon the criminal acts, fraud or willful misconduct of the Managing Partner, or by the breach by the Managing Partner of any provision of this Agreement. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights, remedies, and recourse of the Managing Partner, whether available pursuant to this Agreement or at law.

          c. The Partners shall not be liable to the Partnership or any of the other Partners for, and the Partners shall be indemnified and held harmless by the Partnership from and against, any and all claims, demands, liabilities, costs, expenses (including attorney's fees and court costs), and damages of any nature whatsoever arising out of or incidental to the Partners' management of the Partnership's affairs, except where such claim is based upon the criminal acts, fraud or willful misconduct of the Partners, or by the breach by the Partners of any provision of this Agreement. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights, remedies, and recourse of the Partners, whether available pursuant to this Agreement or at law.

          5.11.  Meetings of Partners.  The Partners shall meet in person or by
                 --------------------
telephone at least once each month to discuss the operations of the Partnership. The Managing Partner shall distribute daily reports of operations to the Partners.

          5.12.  Reports.  The Partnership shall provide written, oral or
                 -------
videotaped reports of the operations of the Vessel and other operations conducted pursuant to Section 2.4 of this Agreement on a weekly basis to the Partners.

          5.13.  Partnership Development Financing.  Showboat shall obtain on
                 ---------------------------------
behalf of the Partnership and with the assistance of Waterfront third-party debt financing in an amount reasonably required for the development of the Project and operating cash flow deficits for a period of up to one year after Opening in accord with the initial Capital Budget and the Projection (collectively "Development Financing"). The Development Financing shall be nonrecourse to Waterfront and may be secured by the Partnership's assets or cash flows only. Any financing obtained by Showboat shall not require the Partnership to issue warrants, participation of equity or cash flow or other equity "kickers." Subject to Force Majeure, if Showboat is unable to obtain the Development Financing, or if it elects not to pursue the Development Financing, it shall make an additional Capital Contribution to fund such necessary amounts.
Showboat shall, on or before March 15, 1994, (i) obtain the Development Financing, (ii) make such capital contribution in lieu thereof, or (iii) obtain an unconditional letter of credit, a guaranty of timely and sufficient financing from a reputable financial institution with sufficient assets, a bridge loan in the amount of the Development Financing or other similar instrument demonstrating the clear availability of funds equal to the Development Financing from a reputable financial institution with sufficient assets, all in a timeframe consistent with that set forth in the Capital Budget. The failure of Showboat to timely provide the Development Financing or, in the alternative, to make a sufficient Capital Contribution, shall constitute a breach of this Agreement and a failure of Showboat to make the Capital Contribution, entitling Waterfront to the remedies resulting therefrom in Section 3.9 of this Agreement.

          5.14.  Management Agreement.  Subject to the provision of Section 6,
                 --------------------
in the event that the Project is sold by the Partnership, a provision in the sale contract shall require that the purchaser enter into a management agreement with Showboat for the balance of the term of the site control agreement for the Ground substantially in the form attached as Exhibit A.

     6.   PUT OPTION.
          ----------

          Upon the third anniversary of the commencement of the Opening and ending sixty (60) days thereafter, Waterfront may elect to require Showboat to purchase all or a portion of Waterfront's Partnership interest (the "Disposition Portion") either by (i) a series of three (3) payments as described below or
(ii) by distributing the entire Partnership Distributable Cash, cash from sales or refinancings and liquidating distributions to Waterfront for a period of four
(4) years on account of Showboat's acquisition of Waterfront's Disposition Portion. Showboat shall have a period of sixty (60) days to elect option (i) or
(ii).

          If Showboat elects option (i) above, Showboat shall immediately purchase, at a minimum, one-third (1/3) of Waterfront's Disposition Portion. The remaining portion of Waterfront's Disposition Portion shall be purchased by Showboat in no more than two (2) additional installments, on the fifth anniversary and the seventh anniversary of the Opening. At the fifth anniversary Showboat shall purchase, at a minimum, one-half ( 1/2) of Waterfront's remaining Disposition Portion not purchased on the third anniversary. Any remaining Disposition Portion shall subsequently be purchased by Showboat on the seventh
(7th) anniversary of the commencement of gaming operations.

          The purchase price of Waterfront's Disposition Portion under either option shall be calculated by dividing the percentage Disposition Portion being purchased by Showboat by the equity market value of the Project ("Fair Value"). The Fair Value shall be determined by multiplying the Project's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the most recent four (4) calendar quarters for which quarterly financial statements have been prepared immediately preceding the respective anniversary dates under option (i) and immediately preceding the date of election under option (ii) by the average of the ratios of the sum of the market value of equity plus long-term debt divided by EBITDA of the seven (7) Comparable Companies for the same period, provided, however, the EBITDA multiplier shall not be less than five (5) nor more than ten (10). Attached hereto and incorporated herein by reference as Exhibit B is a calculation format of the Fair Value of Waterfront's Disposition Portion.

          The Partnership may not incur additional indebtedness to fund the purchase price for Waterfront's Disposition Portion unless (i) Waterfront's entire Partnership interest is purchased or (ii) Showboat obtains Waterfront's written consent, which may be granted or withheld in Waterfront's discretion. The purchase price may be paid in cash or with registered shares of common stock of Showboat, Inc., Showboat's parent corporation.

          In the event Showboat elects option (ii) above, sums distributed to Waterfront in excess of amounts otherwise distributable to it shall be deemed a payment on account of the purchase price of Waterfront's Disposition Portion. Upon the seventh (7th) anniversary of the Opening all of Disposition Portion must be purchased. Waterfront's Percentage Interest in the Disposition Portion shall pass to Showboat upon full payment therefore.

          The Partners agree that, notwithstanding the foregoing provisions of this Section, if Showboat, in its sole discretion, determines within ten (10) days after Waterfront's election that it is unwilling for any reason to pay the Fair Value for Waterfront's Disposition Portion as determine by the formula set forth in this Section, then the Partnership shall retain reputable investment bankers who shall market the Partnership or its assets for sale to the highest reputable bidder, but free and clear of the Management Agreement described in
Section 5.14. Waterfront and Showboat shall be permitted to submit bids for the purchase of the Partnership or its assets in such event.

     7.   TRANSFER OF PARTNER'S INTEREST.
          ------------------------------

          7.1.  Restrictions on Transfer.  Except as may otherwise be expressly
                ------------------------
provided herein, no Partner shall sell, assign, pledge, encumber, hypothecate, or otherwise transfer or dispose of all or any part of its Interest or share of its Interest, as amended, without the written consent of the other Partner. Any sale or other transfer or attempted transfer in violation of this Agreement shall be null and void and of no force and effect. Each Partner acknowledges the reasonableness of the restrictions on transfers imposed by this Agreement in view of the relationship of the Partners. Any transfer, with consent, must be of all of such Partner's Interest, unless Waterfront and Showboat otherwise agree. This prohibition shall include the direct disposition of an Interest, as well as any voluntary transfer (by sale, contract for sale, assignment, pledge, hypothecation or otherwise) of a controlling interest in the stock of a Partner, or the merger or other consolidation of a Partner with or into another Person, but in such event, the consent of Waterfront and Showboat shall not be unreasonably withheld or delayed.

          Notwithstanding the foregoing, Waterfront's shareholders may transfer portions of their equity interests, or Waterfront may issue new shares to new shareholders so long as Michael Pannos and Thomas Cappas remain officers, directors and collectively, including immediate family holdings, at least 25% shareholders of Waterfront. At all times stated herein Waterfront shall have no more than 35 shareholders each of whom shall be individuals and a majority of whom shall be residents of the State of Indiana.

          7.2.  Right of First Refusal.  In the event that a Partner
                ----------------------
("Transferring Partner") intends to make a voluntary transfer of part or all of its Interest to a third party, it shall first offer such Interest to the other Partner ("Remaining Partner"), who shall have a right of first refusal with respect to the acquisition of such Interest. In the event that the Transferring Partner receives a bona fide offer to purchase acceptable to such Partner, then the Remaining Partner shall have a right of first refusal to purchase such Interest at the same price and under the same terms and conditions as are contained in such written offer, provided that if the transfer of such Interest is made pursuant to Section 15.1 of this Agreement, the purchase price shall be that which is set forth in Section 15.1 of this Agreement. Upon receipt of any such acceptable offer, the Transferring Partner shall certify a complete, true and correct copy of such offer to the Remaining Partner. The Remaining Partner shall have a period of thirty (30) days from the date of receipt of such written offer to elect whether or not it intends to accept or reject such offer. If the Remaining Partner desires to purchase the interest from the Transferring Partner upon the same terms and conditions as are set forth in such acceptable offer (or at a price specified in Section 15.1 of this Agreement, if applicable), then the Remaining Partner shall notify the Transferring Partner within ten (10) days of the receipt of such written offer and shall accompany such notice with an earnest money deposit equivalent to any earnest money deposit that was made with the original offer. If the Remaining Partner fails to notify the Transferring Partner within such ten (10) day period, such failure to so notify shall be deemed a rejection of such offer. Rejection of such offer shall not terminate this right of first refusal as to any other or subsequent sales of the Interest. In the event of the exercise of the right of first refusal, the Remaining Partner shall consummate the sale and purchase of the Interest in accordance with, and within the time limitations set forth in, the terms and conditions of such offer to purchase as originally submitted (except with respect to price if the transfer is made pursuant to Section 15.1 of this Agreement). In the event that such offer should include as a part of the consideration to be paid any particular or unique property, or the exchange of any other property, the Remaining

Partner shall not be required to deliver to the Transferring Partner such property, but may satisfy such obligations by the payment to the Transferring Partner of cash in an amount equivalent in value to such other property. The Transferring Partner may not combine the sale of an interest with the sale of any other asset. A transfer shall include a sale or a contract for sale of all or part of an Interest as well as the sale, contract for sale or assignment of a controlling interest in the Stock of a Partner or a merger or other consolidation of a Partner with or into another Person.

          7.3.  Continuing Liability.  Unless otherwise agreed, in the event a
                --------------------
Partner sells, exchanges, assigns or otherwise transfers its Interest (including any transfer in accordance with Section 8 of this Agreement), such Partner shall remain liable for all obligations and liabilities incurred by such Partner as a Partner prior to the effective date of such transfer (including any tax liability of such Partner), but shall be free of any obligations or liabilities incurred on account of the activities of the Partnership after such date.

     8.   PARTNER DEFAULT.
          ---------------

          8.1.  Definition of Default.  The occurrence of any one or more of the
                ---------------------
following events which is not cured within the time permitted shall constitute a default under this Agreement (hereinafter referred to as a "Default" or an "Event of Default", as the case may be) as to the Partner failing in the performance or effecting the breach act.

          8.2.  Defaults.
                --------

               a. A Partner fails in a material way to properly staff and timely perform its duties and obligations hereunder.

          b. A Partner fails to perform or materially comply with any of the covenants, agreements, terms or conditions contained in the Agreement applicable to it, provided that the remedy of a nondefaulting Partner for a Partner's failure to make a Capital Contribution or a required loan is treated exclusively in Section 3.8 of this Agreement.

          8.3.  Buyout Remedy.  Ten (10) days after notice of the occurrence of
                -------------
a default where such default is not cured, an Event of Default shall be deemed to exist. Upon the occurrence of an Event of Default, the Partner not in default ("Offering Partner") shall have ten (10) days to provide a notice ("Offering Notice") to the other Partner (the "Non-Offering Partner"), propose a price per one percent (1%) Partnership Interest (the "Offering Price") at which the Offering Partner is ready, willing and able either to (i) sell to the Non-Offering Partner all of the Offering Partner's

Interest, or (ii) purchase from the Non-Offering Partner all of its Interest. The Offering Notice shall be presented in the alternative as described in the previous sentence. The Non-Offering Partner shall have a period of thirty (30) days after delivery of the Offering Notice in which to elect, by timely written notice to the Offering Partner, either to (i) purchase the Interest of the Offering Partner at the Offering Price, or (ii) sell all of its Interest to the Offering Partner at the Offering Price. During such 30-day period and an additional 30-day period, the Non-Offering Partner may not make any offer of its own pursuant to this section.

          If the Non-Offering Partner fails to elect either alternative within such 30-day period, then the Offering Partner may, within 15 days thereafter, elect one of the alternatives. If the Offering Partner fails to select an alternative within that 15-day period, the Offer shall lapse.

          If one of the alternatives is elected by Waterfront or Showboat in accordance with the terms of this section, payment for the affected Interest shall be made in cash at a closing to be held in East Chicago, Indiana on a date set by the party electing one of the alternatives not later than ninety (90) days after such election.

          8.4.  Injunctive Relief.  If a Partner violates any provision of
                -----------------
Sections 5.4, 5.5, 7 or 12 of this Agreement, the other Partner shall also be entitled to remedies in equity.

     9.   DETERMINATION OF FAIR MARKET VALUE.
          ----------------------------------

          9.1.  Fair Market Value.  If Waterfront and Showboat cannot agree
                -----------------
within fifteen (15) days following the commencement of circumstances calling for a determination of the fair market value of a Partnership Interest ("Valuation Interest"), they shall thereupon attempt in good faith, to agree upon a single appraiser to appraise the Valuation Interest. If they cannot agree upon a single appraiser within fifteen (15) days, either of them (the "Electing Partner") may give the other (the "Other Partner") a written notice calling for appointment of an appraisal panel (the "Appraisal Panel"), and such notice shall designate a disinterested person who is familiar with the gaming operations and recognized by those in the business of operating gaming facilities as one who could fairly and accurately evaluate a gaming operation (the "First Appraiser") to serve on the Appraisal Panel.

          Upon receipt of such notice, the Other Partner shall have seven (7) days in which to designate a disinterested person who is familiar with gaming operations and recognized by those in the business of operating gaming facilities as one who could fairly and accurately evaluate a gaming operation (the "Second Appraiser") to serve on the Appraisal Panel by serving notice of such designation on the Electing Partner. If the Second Appraiser is not so appointed and designated within or by the time so specified, then the Fist Appraiser shall be the sole appraiser to determine the fair market value of the Valuation Interest. Upon the designation, if any, of the Second Appraiser, the First Appraiser and the Second Appraiser shall themselves appoint a third disinterested person who is familiar with gaming operations and recognized by those in the business of operating gaming facilities as one who could fairly and accurate evaluate a gaming operation (the "Third Appraiser") within seven (7) days. If the First Appraiser and the Second Appraiser are unable to agree upon such appointment within said seven (7) days, then the Electing Partner shall request such appointment by the president or executive committee of the Indiana Chapter of the American Institute of Real Estate Appraisers. In the event of failure, refusal or inability of any appraiser to act, a new appraiser shall be appointed in the stead thereof, which appointment shall be made in the same manner as provided in this Section 9 for the appointment of such appraiser so failing, refusing or being unable to act.

          The one or three appraisers appointed as the Appraisal Panel shall each determine the fair market value of the Valuation Interest, taking into account appropriate indicators of the fair market value thereof in a cash sale between a willing buyer and seller not under undue duress and shall report their findings to the Partners in writing. In the case of a three appraiser Appraisal Panel, if one or more appraisers fail to deliver their reports within sixty (60) days after the appointment of the Third Appraiser, a new appraiser shall be appointed in the stead thereof, which appointment shall be made in the same manner as provided in this Section 9 for the appointment of such appraiser failing to deliver his report. The fair market value of the Valuation Interest shall be equal to the mean of the two closest appraised values reported by the Appraisal Panel; provided that if such values are equally distributed, the fair market value of the Valuation Interest shall be equal to the mean of the three appraised values reported by the Appraisal Panel. Such determination shall be conclusive and shall be binding upon the Partners.

          Except as otherwise provided herein, a Partner shall pay the fees and expenses of the appraiser it appointed, and the fees and expenses of the third appraiser, and all other expenses, if any, shall be borne equally by both parties.

          To be qualified to be selected or designated as an appraiser for purposes of this Section 9, an appraiser must demonstrate (a) current good standing as a licensed appraiser, and (b) past appraising experience of at least five years, which experience shall include the appraisal of casino gaming operations.

     10.  FORCE MAJEURE.
          -------------

          10.1 Force Majeure Defined.  The following events are beyond the
               ---------------------
control of either Partner (a "Force Majeure Event"):

               a. The unavailability of financing in the marketplace except at rates in excess of fifteen percent (15%) per annum.

          b. The passage of material new legislation which reduces the projected internal rate of return to Showboat for the Project by more than thirty percent (30%) compared to the Projection.

          c. An increase in the cost of the Project which exceeds the initial Capital Budget by more than twenty-five percent (25%).

          d. The receipt of material new conditions imposed by the City of East Chicago or the Indiana Gaming Commission or any other governmental entity which reduces the projected internal rate of return to Showboat by more than thirty percent (30%) compared to the Projection.

          e. A delay in the opening of the Project for more than one hundred eighty (180) days after the opening date is established by the Partners or a closure of the Project after Opening for more than one hundred eighty (180) days.

          f. Any other event which materially alters the assumptions and underlying facts upon which this Agreement is based and which is reasonably expected by both Partners to reduce the projected internal rate of return to Showboat by more than thirty percent (30%) compared to the Projection.

          10.2 Actions to Resolve Force Majeure Events.  In the event of a Force
               ---------------------------------------
Majeure Event the Partners agree to first meet in a good faith effort to mutually agree on appropriate courses of action to be taken in connection with a Force Majeure Event, including the economic effect thereof. In the event that the Partners fail to agree on a course of action then either Partner may terminate this Agreement on thirty days (30) written notice to the other Partner. Provided, however, if the Force Majeure Event can be cured by the contribution of additional capital, Showboat shall contribute such capital only in the event that the contribution shall not be more than thirty-five percent (35%) of the initial Capital Budget. If amounts beyond that limitation are required to cure the Force Majeure Event and Showboat does not provide such additional capital, then Waterfront shall be entitled to contribute additional capital. If neither Partner contributes the additional capital, then Showboat may locate additional capital from qualifying third parties. If Showboat is unable to do so, Waterfront may then attempt to locate additional capital from qualifying third parties.

     11.  TERMINATION AND LIQUIDATION OF PARTNERSHIP.
          ------------------------------------------

          11.1.  Termination.  In addition to the provisions for termination of
                 -----------
the Partnership set forth elsewhere in this Agreement, the Partnership shall terminate upon the sale, assignment or other disposition of all or substantially all of the tangible assets of the Partnership unless Waterfront and Showboat agree in writing to the contrary. No termination of the Partnership shall relieve or release any Partner from its obligation to reimburse the other Partners for all damages and losses incurred by such other Partners as a result of such termination if such termination has been caused by a breach of any duty or obligation owed by such Partner.

          11.2.  Winding Up and Liquidation.  Upon the termination of the
                 --------------------------
Partnership, the Managing Partner shall act as liquidator of the Partnership in disposing of and distributing the Partnership's assets. Unless otherwise agreed upon, the property of the Partnership shall be sold as soon as practicable following termination of the Partnership, and any Partner or former Partner may purchase property of the Partnership on terms mutually agreed upon.

          After the disposition of Partnership property and the appropriate allocation of all items of Income, Gain, Loss, Deductions (including Depreciation), and Credit in accordance with the provisions of Section 4 hereof, the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

          a. First, to the payment and discharge of all the Partnership's debts and liabilities to creditors other than Partners;

               b. Second, to the payment and discharge of all the Partnership's debts and liabilities to Partners; and

               c. Third, payment of the Development Fee if not previously paid pursuant to Section 4.4, above;

          d. Fourth, return of Waterfront's capital Contribution plus unreimbursed Development Expenses if not previously paid pursuant to Section 3.3 above;

          e. Fifth, any accrued and unpaid preferred return on each Partner's outstanding Capital Contribution and unreimbursed Development Expenses pursuant to subsection 3.5 above;

          f. Sixth, to the extent not previously repaid, each Partner's entire unpaid Capital Contribution and unreimbursed Development Expenses shall be repaid in full from such proceeds;

               g. Seventh, the balance, if any, to the Partners in proportion to their respective positive Capital Account balances.

          Upon complete liquidation, dissolution and winding up, the Partners shall cease to be Partners of the Partnership.

          11.3.  Bankruptcy or Insolvency; Involuntary Transfer.
                 ----------------------------------------------

          a. Subject to the rights and powers of a trustee and court in bankruptcy under the Bankruptcy Code of 1978 or any similar, succeeding law, if:

               (i) any Partner files a petition in bankruptcy or a petition to take advantage of any insolvency law, makes an assignment for the benefit of creditors, consents to or acquiesces in the appointment of a receiver, liquidator, or trustee of the whole or any substantial portion of such Partner's properties or assets, or files a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the federal bankruptcy laws or any other applicable laws; or

               (ii) a court of competent jurisdiction shall enter an order, judgment, or decree appointing a receiver, liquidator, or trustee of any Partner of the whole or any substantial portion of the property or assets of such Partner or approving a petition filed against such Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the federal bankruptcy laws or any other applicable laws, and such order, judgment or decree is not vacated, set aside or stayed within two (2) months from the date of entry thereof;

then the other Partner shall have the right, but not the obligation, to purchase the entire Interest of such bankrupt or insolvent Partner. In the absence of such an election, the business of the Partnership shall be continued in the name of the Partnership, in which case there shall be compliance with all of the terms and conditions of this Agreement.

          b. If a Partner suffers an Involuntary Transfer of part or all of its Interest, the transferee shall not be a partner hereunder and shall take such Interest or part thereof subject to an option in favor of the remaining Partner to acquire such Interest or part thereof. Until the closing of a sale upon such election by the remaining Partner, the transferee shall be entitled to any cash distributions, but shall not be entitled to any vote, consent or similar rights, if any. An "Involuntary Transfer" shall mean a transfer due to dissolution of a Partner or a transfer without the choice of a Partner, including but not limited to a transfer to a judgment creditor, lienholder or the holder of a security interest or encumbrance, or a transfer ordered by a court.

          c. If the other Partner elects to purchase the Interest of such bankrupt or insolvent Partner or the Interest from a transferee after an involuntary transfer, such remaining Partner shall inform the bankrupt or insolvent Partner or transferee of such election within thirty (30) days after receipt of notice of institution of bankruptcy proceedings, assignment for the benefit of creditors, or appointment of receiver, liquidator or trustee or transfer. In such event, the entire Interest shall be purchased at a price equal to eighty percent (80%) of the fair market value of such Interest as determined in accordance with Section 9 of this Agreement, payable in cash at a closing set by the purchasing Partner within ninety (90) days after the determination of such value.

     12.  DISCLOSURE OF OTHER BUSINESS INTEREST CONFLICTS; BUSINESS OPPORTUNITY.
          ---------------------------------------------------------------------

          12.1.  Other Business Interests.
                 ------------------------

               a. No Partner shall be required to devote its entire time or attention to the business of the Partnership.

          b. All of the Partners understand that the Partners and the stockholders of corporate Partners may be interested, directly or indirectly, individually, or through one or more Affiliates, in various other businesses and undertakings, including, without limitation, gaming businesses outside of Cook County, Illinois and the State of Indiana, and non-gaming businesses in East Chicago or elsewhere, not included in this Partnership ("Unrelated Businesses"). The Partners hereby agree that the creation of the Partnership and the assumption by each of the Partners of its duties hereunder shall be without prejudice to its right (or the right of its Affiliates) to have Unrelated Businesses and to receive and enjoy profits or compensation therefrom.

          12.2.  Competition.  Waterfront agrees that Showboat and its
                 -----------
Affiliates ("Showboat Parties") are pursuing gaming opportunities throughout the United States and other jurisdictions and may be pursuing gaming opportunities in Cook County, Illinois. Waterfront acknowledges that the Showboat Parties may pursue such opportunities, including opportunities in Cook County, Illinois. Neither the Showboat Parties nor Waterfront shall engage in other gaming activities in Indiana. If Showboat or Waterfront or any of their Affiliates commence gaming operations in Cook County, Illinois, the other Partner may purchase fifteen percent (15%) of the first Partner's or its Affiliates' interest in such gaming venture at the first Partner's or its Affiliates' purchase price at any time within one (1) year of the opening of such operation(s). In the event that the Showboat Parties or Waterfront or their Affiliates enter into a gaming opportunity in Cook County, Illinois such Partner shall covenant that key customers of the Project shall not be solicited by such Partner to become customers of the gaming venture in Cook County nor may such Partner assign management talent from the Project to the Cook County gaming venture without the consent of the other Partner, which consent shall not be unreasonably withheld or delayed.

          The Partners acknowledge that Showboat and/or its Affiliates operate other casinos and may in the future operate additional casinos in different areas of the world, including, without limitation, casinos in the state of Illinois and that marketing efforts may cross over in the same market and with respect to the same potential customer base. Showboat, in the course of its Affiliates managing the Vessel, may refer customers of the Vessel and other parties to other facilities operated by Affiliates of Showboat to utilize gaming, entertainment and other amenities, without payment of any fees to the Partnership or the Partners. The Partnership and the Partners acknowledge and agree that Showboat or its Affiliates may distribute promotional materials for Showboat or its Affiliates and facilities, including casinos, at the Riverboat. However, if such facility to which a customer of the Project would be referred or which is promoted is within a county identified below, the consent of Waterfront shall be required, which consent may be withheld in Waterfront's sole discretion.

          Michigan Counties               Illinois Counties
          -----------------               -----------------

          Berrien                         Cook
          Van Buren                       DuPage
          Allegan                         Grundy
          Cass                            Lake
          St. Joseph                      Will
          Branch                          Kentall
                                          Kankakee

          12.3.  Business Opportunity.  In the event that a Partner or any of
                 --------------------
its Affiliates has the opportunity to acquire an interest in any Unrelated Business (a "Business Opportunity"), whether individually or as a member of a partnership or joint venture or other entity or as a shareholder of a corporation, such Partner or its Affiliate shall not be required to offer such Business Opportunity to the Partnership or to the other Partners except as expressly required hereunder, and the failure of such Partner or its Affiliate to do so shall not constitute a breach of such Partner's fiduciary duty to the Partnership or to the other Partners.

     13.  TAX MATTERS; BOOKS AND RECORDS; ACCOUNTING.
          ------------------------------------------

          13.1.  Tax Matters.  The Partners shall file an election under Section
                 -----------
754 of the Code in accordance with applicable regulations, to cause the basis of the Partnership's property to be adjusted for federal income tax purposes as provided by Section 734 and 743 of the Code of 1986.

          No election shall be made by the Partnership or by any of the Partners to be excluded from the application of the provisions of Subchapter K of the Code or any similar provisions of the state tax laws.

          The Managing Partner is designated as the "Tax Matters Partner".

          13.2.  Indemnity Against Breach.  Each Partner agrees that it will
                 ------------------------
indemnify and hold the Partnership and the other Partners harmless from and against any and all losses, costs, liabilities and expenses, including, but not limited to, attorneys' fees of every kind and description, absolute and contingent, which result from any breach of this Agreement by such indemnifying Partner.

          In the event any claim or liability (which if proved would constitute, or create a liability subject to indemnification under this Section 13.2) is made or asserted against the Partnership or a Partner (collectively the "Accused party") it shall notify the Partner which the Accused party believes should indemnify the Accused party pursuant to the provisions of this Section 13.2 (the "Notified Partner") in writing that such claim or demand has been made. Upon receipt of such notice, the Notified Partner (a) shall be entitled to participate at its own expense in the defense of such suit brought to enforce any claim, or (b) in the event the Notified Partner and the Accused party agree that the Notified Partner would be wholly liable for, and is financially able to satisfy, such claim, the Notified Partner may elect to assume the defense thereof, in which event it shall not be liable for attorneys' fees and court costs thereafter incurred by the Accused party in defense of such action, or (c) the Notified Partner and the Accused party may agree to conduct a defense jointly and to share expenses in any manner in which they agree.

          Payment of sums finally determined to be due hereunder shall be made upon demand to the Partner or Partnership to whom a right of indemnity has accrued under this Section 13.2. The

Partner entitled to payment shall also be entitled to receive reasonable attorneys' fees for collection of such payment if not paid within thirty (30) days after demand is made, if such Partner or the Partnership prevails in any claim against another Partner for any such payment hereunder.

          13.3.  Records.  Accurate, current, and complete books, shall be
                 -------
maintained on a calendar year and accrual basis in accordance with generally accepted accounting principles consistently applied and in accordance with the federal tax laws. The Partnership shall keep any and all other records necessary, convenient, or incidental to recording the business and affairs of the Partnership. The Managing Partner shall provide monthly, quarterly and annual unaudited income statements, balance sheets and changes in cash position to Waterfront not later than twenty-eight (28) days after each calendar month, forty-five (45) days after each calendar quarter and sixty (60) days after each calendar year. Waterfront shall keep monthly statements confidential at its board level.

          The Managing Partner shall select the Partnership's Auditor and shall determine all matters regarding methods of depreciation and accounting and shall make all tax elections and decisions relating to taxes.

          The Partnership's Auditor shall audit the books and records of the Partnership annually and render an opinion on the financial statements of the Partnership as of the end of each calendar year. Copies of the financial statements certified by the Partnership's Auditor shall be provided to the Partners within ninety (90) days following the end of each calendar year. Waterfront may designate an additional reputable accounting firm ("Special Auditor") to conduct an audit of the operations of the Partnership at Waterfront's expense; provided, however, that if the additional audit by the Special Auditor shall reveal a discrepancy in gross revenues, net income or cash to be distributed to the Partners of more than three percent (3%), Showboat shall bear the costs of such audit.

          The Partners and their representatives shall have the right to inspect the books and records of the Partnership at any time during normal business hours.

          13.4.  Notices.  Any notice which may be or is required to be given
                 -------
hereunder shall be deemed given 3 days after such notice has been deposited, by registered or certified mail, in the United States mail, addressed to the Partnership or the Partners at the addresses set forth after their respective names below, or at such different addresses as to the Partnership or any Partner as it shall have theretofore advised the other parties in writing:

     Partnership:               Showboat Indiana, Inc.
                                2800 Fremont Street
                                Las Vegas, Nevada 89104

     with a copy to:            Waterfront Entertainment and
                                Development, Inc.
                                9111 Broadway, Suite EE
                                Merrillville, Indiana 46410

     Waterfront:                Waterfront Entertainment &
                                Development, Inc.
                                9111 Broadway, Suite EE
                                Merrillville, Indiana  46410

     with a copy to:            Phillip L. Bayt, Esq.
                                Ice Miller Donadio & Ryan
                                One American Square
                                Indianapolis, Indiana  46282

     Showboat:                  Showboat Indiana, Inc.
                                2800 Fremont Street
                                Las Vegas, Nevada  89104

     with a copy to:            H. Gregory Nasky, Esq.
                                Vargas & Bartlett
                                Seventh Floor
                                3800 Howard Hughes Parkway
                                Las Vegas, Nevada  89109


          13.5.  Reports to Partners.  The Partners agree that the Managing
                 -------------------
Partner will provide all of the information necessary for the preparation of a U.S. Partnership Return of Income (Form 1065) for the Partnership accounts within two (2) months after the close of each calendar year. The Managing Partner agrees to provide each of the Partners with all information necessary for their timely preparation of the required U.S. Income tax returns.

     14.  TRADEMARKS AND LICENSES
          -----------------------

          14.1.  Showboat Marks.  Showboat, Inc., the parent corporation of
                 --------------
Showboat, is the owner of the marks and trade names listed on Exhibit C (collectively "Showboat Marks"). Showboat, Inc. has reserved to itself certain rights, most particularly those rights concerned with the exploitation of the Showboat Marks. Showboat, Inc. believes that the Showboat Marks have and will increasingly become a popular and valuable asset in various field of use not only throughout the United States but also in foreign countries.

          14.2.  Use of Marks by Partnership.  Showboat shall cause Showboat,
                 ---------------------------
Inc. to grant to the Partnership the non-exclusive license to use the Showboat Marks in connection with the Project at no cost to the Partnership only for such period of time that Showboat is the Managing Partner (the "Use Period"), provided that such use is in accord with reasonable criteria established by Showboat, Inc. Upon termination of the Use Period all uses of the Showboat Marks shall cease and the Partnership shall remove from the vessel and the Casino Facilities any furnishings, personal property, fixtures and other items which contain any of the Showboat marks.

     15.  GENERAL PROVISIONS.
          ------------------

          15.1.  Foreign Gaming Licenses.  If Showboat determines, at its sole
                 -----------------------
discretion, that any of its gaming licenses in other jurisdictions may be adversely affected or in jeopardy because of its status as a Partner, Showboat shall have the option at any such time to sell its Interest, subject to the right of first refusal granted to Waterfront. If this occurs prior to or within the first six months after Opening and Waterfront elects its right of first refusal, Showboat shall receive as sole compensation for Waterfront's purchase of its Interest, the Capital Contribution Showboat has made to the Partnership plus interest thereon at the Federal funds rate for the period during which its Capital Contribution was made to the Partnership. If this occurs after the first six months after Opening and Waterfront elects its right of first refusal, Showboat shall receive as sole compensation for Waterfront's purchase of its interest the fair market value of such interest determined in accordance with
Section 9, payable within ninety (90) days after the determination of the fair market value. In case of a sale by Showboat of its Interest under this Section, the Management Agreement shall terminate upon the consummation of such sale.

          15.2.  Entire Agreement.  This Agreement constitutes the entire
                 ----------------
understanding of the Partners with respect to the subject matter hereof, and there are no understandings, representations, or warranties of any kind between the Partners except as expressly set forth herein and as set forth in that certain agreement of even date among Showboat, Waterfront and Showboat, Inc.

          15.3.  Counterparts.  This Agreement may be executed in multiple
                 ------------
counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

          15.4.  Captions.  The captions in this Agreement are solely for the
                 --------
convenience of the parties and do not constitute a part of this Agreement.

          15.5.  Amendment.  All additions, changes, corrections or amendments
                 ---------
to the terms, responsibilities, obligations, and conditions contained herein must and will be in writing signed by all the Partners before they become effective.

          15.6.  Grammatical Changes.  Whenever from the context it appears
                 -------------------
appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter gender as the circumstances require.

          15.7.  Successors and Assigns.  Subject to the restrictions on
                 ----------------------
transfer expressly set forth in this Agreement, this Agreement shall inure to the benefit of and be binding upon, the successors and assigns of the parties hereto.

          15.8.  Consent of Partners.  Whenever consent of the Partners is
                 -------------------
required for any action, such consent shall be by a written instrument signed by the Partners, sent to the Partners in the manner provided for notices or by facsimile transmission and deposited in the regular mail prior to the action requiring the consent being made.

          15.9.  No Waiver.
                 ---------

          a. The failure of any Partner or the Partnership to insist, in any one or more instances, upon observance and performance of any provision of this Agreement shall not be construed as a waiver of such provision or the relinquishment of any other right granted herein or of the right to require future observance and performance of any such provision or right.

          b. The waiver by any Partner or the Partnership of any breach of any provision herein contained shall not be deemed to be a waiver of such provision on account of any other breach of the same or any other provision of this Agreement.

          c. No provision of this Agreement shall be deemed to have been waived, unless such waiver be in writing and signed by the person sought to be charged with a waiver of such provision.

          15.10.  Disputes.  In the event any dispute should arise between the
                  --------
parties hereto where the parties cannot agree on a matter requiring unanimity, to enforce any provision hereof, for damages by reason of any alleged breach hereunder, for a declaration of such party's rights or obligations hereunder, or for any other remedy, such dispute shall be settled by arbitration by a single arbitrator pursuant to the rules of the American

Arbitration Association. Such arbitration shall be conducted in East Chicago, Indiana in accordance with the rules then in effect by the American Arbitration Association, provided that the parties shall be entitled to afford themselves of the discovery allowed under the then current rules of Federal Civil Procedures for the Northern District of Indiana. The decision of the arbitrator shall be final and may be entered as a judgment by a court of competent jurisdiction for any matter in controversy below $1,000,000. The decision of the arbitrator where the matter in controversy is in excess of that amount shall be appealable to a circuit or superior court in Lake County, Indiana for a mistake of law or fact. The prevailing party (as determined by the arbitrator) shall be entitled to recover such amounts, if any, as the arbitrator may adjudge to be reasonable attorneys' fees for the prevailing party; and such amount shall be included in any judgment rendered in such action or proceeding.

          15.11.  Partial Invalidity.  If any term, covenant, or condition of
                  ------------------
this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant, or condition to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

          15.12.  Cooperation with Nevada, Louisiana and New Jersey Gaming
                  --------------------------------------------------------
Authorities.  The Partners shall use their best efforts to cause its officers,
- -----------
directors, employees and stockholders to provide the Nevada Gaming Authorities, Louisiana Riverboat Authorities and the New Jersey Casino Control Commission with such documents and information necessary for Showboat to (i) obtain the approval of the Nevada Gaming Authorities or the New Jersey Casino Control Commission to conduct gaming operations in the state of Indiana, and (ii) maintain Showboat's, and Showboat's Affiliates gaming licenses in the states of New Jersey, Louisiana and Nevada.

          15.13.  Administrative/Development/Trademark/License Fees.  Showboat
                  -------------------------------------------------
is a subsidiary of Showboat, Inc. Showboat, Inc., through another subsidiary ("Related Subsidiary") provides development, management, administrative, trademark and licensing services (the "Services") to its operating subsidiaries for a fee. The Partners agree that Showboat may enter into agreements for such Services for the benefit of the Project. Provided, however, the fees earned by the Related Subsidiary for Services rendered to the Partnership shall be paid only from Partnership distributions to Showboat unless otherwise consented to in writing by Waterfront.

          15.14.  Applicable Law: Jurisdiction.
                  ----------------------------

          a. The laws of the State of Indiana shall govern the validity, performance, and enforcement of the terms and conditions of this Agreement and any other obligation secured hereby.

          b. The Partners agree that any proceedings with respect to the performance or enforcement of this Agreement shall be brought in the State of Indiana.

          IN WITNESS WHEREOF, the parties have executed this Agreement in multiple originals as of the date first hereinabove written.

               WATERFRONT ENTERTAINMENT AND DEVELOPMENT,
                 INC.



               By:  /s/ Michael Pannos
                  --------------------------------------
                  MICHAEL PANNOS, PRESIDENT



                         SHOWBOAT INDIANA INVESTMENT LIMITED   PARTNERSHIP, a
                         Nevada Limited Partnership

               Showboat Indiana, Inc., its General           Partner



               By:  /s/ J. Kell Houssels, III
                  --------------------------------------
                  J. KELL HOUSSELS, III, PRESIDENT